Exhibit 77Q1(a)&(d)(ii)
ARTICLES OF AMENDMENT

OF

BRIDGEWAY FUNDS, INC.

	BRIDGEWAY FUNDS, INC., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the "SDAT") that:

	FIRST:	The Charter of the Corporation is hereby
amended to change and reclassify all of the issued and outstanding shares of the Aggressive Investors 2 Fund series of the Corporation's capital stock into shares of the Aggressive Investors 1 Fund series of the Corporation's capital stock, and to cancel and terminate the Aggressive Investors 2 Fund series of the Corporation's capital stock, and from and after the Closing Date (as hereinafter defined), all of the authorized shares of the Corporation's capital stock heretofore classified and designated as shares of the Aggressive Investors 2 Fund series of the Corporation's capital stock shall cease to constitute shares of the Aggressive Investors 2 Fund series of the Corporation's capital stock and, instead, such shares shall constitute either (i) issued and outstanding shares of the Aggressive Investors 1 Fund series of the Corporation's capital stock or (ii) authorized but unissued and unclassified shares of the Corporation's capital stock, as further described in "SECOND," below.

	SECOND:	The following provisions shall apply in
order to effectuate the change and reclassification described in Article FIRST above:

	(A)	As of the Closing Date, all of the issued and
outstanding shares of the Aggressive Investors 2 Fund series shall automatically be changed and reclassified into that number of full and fractional shares (carried to the third decimal point) of the Aggressive Investors 1 Fund series having an aggregate net asset value equal to the aggregate value of the net assets of the Aggressive Investors 2 Fund series.

	The value of the net assets of the Aggressive
Investors 2 Fund series shall be determined, and the net asset value of a share of stock of the Aggressive
Investors 2 Fund series shall be determined using the valuation procedures set forth in the then current prospectus and statement of additional information of the Aggressive Investors 2 Fund as of the regular close of business of the New York Stock Exchange on the business day immediately preceding the Closing Date (the
"Valuation Date").

	The value of the net assets of the Aggressive
Investors 1 Fund series shall be determined, and the net asset value of a share of stock of the Aggressive
Investors 1 Fund series shall be determined using the valuation procedures set forth in the then current prospectus and statement of additional information of the Aggressive Investors 1 Fund as of the regular close of business of the New York Stock Exchange on the Valuation
Date.

      Notwithstanding anything herein to the contrary, in the event that on the Valuation Date (a) the New York
Stock Exchange shall be closed to trading or trading thereon shall be restricted or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of the Corporation, accurate appraisal of the value of the net assets of Aggressive Investors 1 Fund series or the Aggressive
Investors 2 Fund series is impracticable, the Closing
Date shall be postponed until the first business day after the day when trading shall have been fully resumed without restriction or disruption, reporting shall have been restored and accurate appraisal of the value of the net assets of the Aggressive Investors 1 Fund series or the Aggressive Investors 2 Fund is practicable in the judgment of the Corporation.

	(B)	Upon the change and reclassification described
in (A) above, each shareholder of the Aggressive
Investors 2 Fund series shall be deemed to own, as of the Closing Date, that number of full and fractional shares (carried to the third decimal point) of the Aggressive Investors 1 Fund series equal in aggregate net asset value to the aggregate net asset value of the shares of the Aggressive Investors 2 Fund held by such shareholder as of the regular close of business of the New York Stock Exchange on the Valuation Date.

	(C)	Upon the change and reclassification described
in (A) above, all of the assets and liabilities of the Corporation allocated or to be allocated to the Aggressive Investors 2 Fund series prior to the regular close of business of the New York Stock Exchange on the Valuation Date shall, from and after the Closing Date, be deemed to constitute and shall be allocated to the assets and liabilities of the Aggressive Investors 1 Fund series.

	(D)	Upon the change and reclassification described
in (A) above, all of the issued and outstanding shares of the Aggressive Investors 2 Fund series will be cancelled and shall no longer evidence ownership thereof. The Corporation will not issue certificates representing shares of the Aggressive Investors 1 Fund series to the former shareholders of the Aggressive Investors 2 Fund series. Ownership of shares of the Aggressive Investors 1
Fund series by the former shareholders of Aggressive
Investors 2 Fund series will be shown on the books of the Corporation.

      (E)	As of the Closing Date, all of the authorized
but unissued shares of the Aggressive Investors 2 Fund series shall automatically be changed and reclassified into authorized but unissued and unclassified shares of the Corporation's capital stock.

      (F) 	Each shareholder of record of the Aggressive
Investors 2 Fund series as of the record date (the "Distribution Record Date") with respect to any unpaid dividends and other distributions that were declared prior to the Closing, shall have the right to receive such unpaid dividends and distributions with respect to the shares of the Aggressive Investors 2 Fund series that such person had on such Distribution Record Date.

	(G)	The date on which these Articles of Amendment
are deemed to be effective pursuant to the Maryland
General Corporation Law (the "MGCL") shall be the
"Closing Date."

	THIRD:	These Articles of Amendment shall become
effective at 8:59 a.m. Eastern Time on June 4, 2012.

	FOURTH:	The Board of Directors of the Corporation,
pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly advised the foregoing amendment and the shareholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.


	IN WITNESS WHEREOF, Bridgeway Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary as of this 1st day of June, 2012; and its President acknowledges that these Articles of Amendment are the act of Bridgeway Funds, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:          BRIDGEWAY FUNDS, INC.


/s/ Debbie Hanna                   By: /s/ Michael D. Mulcahy
Debbie Hanna                          Michael D. Mulcahy
Secretary                                President